EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Revised Fourth Quarter 2008 Earnings

HOUSTON, March 12, 2009 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced revised earnings for the three and twelve months ended December 31, 2008 to reflect an increase in its provision for loan losses.

Subsequent to the Company's earnings release on January 29, 2009, in response to continued deterioration in the residential and commercial real estate markets, the Company performed a re-evaluation of sectors of the loan portfolio perceived to be most at risk under such current market conditions. As a result of the re-evaluation, the Company recorded an additional $15.3 million of nonperforming loans. Of the $15.3 million increase, $10.8 million were nonaccrual loans in Texas, and $4.5 million related to a troubled debt restructuring in California. Consequently, the Company increased its provision for loan losses and the provision for unfunded commitments by $3.7 million and $142,000, respectively for the fourth quarter of 2008. This resulted in a total provision for loan losses of $11.8 million for the fourth quarter and $16.6 million for the year ended December 31, 2008, and other noninterest expense of $3.0 million for the fourth quarter and $10.4 million for the year ended December 31, 2008. The allowance for loan losses increased from $20.6 million (reported previously) to $24.2 million, and the allowance for loan losses to total loans increased from 1.53% (reported previously) to 1.80%.

Revised net loss for the quarter ended December 31, 2008 was $4.7 million, or $0.44 loss per basic and diluted share, compared with the $2.3 million net loss, or $0.21 loss per basic and diluted share previously reported for this period. Revised net income for the year ended December 31, 2008 was $1.8 million, $0.17 per basic and diluted share, down from net income of $4.3 million, $0.40 per basic and diluted share, previously reported for the full year 2008.

"The economic conditions in the state of Texas have deteriorated since year end 2008, and are expected to continue to deteriorate. As a result, during the past few weeks we have further scrutinized our loan portfolio under the current projected economic conditions, and we identified loan deterioration that existed at December 31, 2008 and therefore downgraded several loans to nonaccrual status. We increased our provision for loan losses accordingly, which elevated our loan loss reserves to 1.8% of total loans, an amount we believe is adequate to provide for the risk of losses inherent in the lending process as of December 31, 2008," said George Lee, CEO and President of MetroCorp Bancshares.

"In line with our credit management philosophy, we have included these subsequent events in our 2008 results and addressed the asset quality issue aggressively. Having gone through the last downward credit cycle six years ago, management has experience and proficiency in managing the situation. We will announce our first quarter earnings results on April 22, 2009," Lee remarked.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of December 31, 2008, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) changes in the availability of funds which could increase costs or decrease liquidity; (6) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (7) changes in accounting principles, policies or guidelines; (8) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; and (9) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2007 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, Executive Vice Chairman, President & CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876